Cooper-Standard Automotive Announces Fourth Quarter and Full Year 2006 Financial Results

Novi, Mich., April 2, 2007   –   Cooper-Standard Holdings Inc., the parent company of Cooper-Standard Automotive Inc., today announced its fourth quarter and full year 2006 financial results. The company is a leading manufacturer of body sealing, fluid handling, and noise, vibration, and harshness control parts for the automotive industry. For the full year 2006 it reported record sales of $2.2 billion, and after certain one-time pre-tax adjustments related to restructuring and impairment charges of $37.1 million, reported a net loss of $8.4 million.

For the fourth quarter of 2006 the company reported record sales of $526.0 million and a loss of $7.0 million. These results were positively impacted by the acquisition of the automotive fluid handling systems business from ITT Industries, Inc. (FHS) and adversely impacted by $22.0 million of pre-tax restructuring and impairment charges. For the same period in 2005, sales and net income were $441.5 million and $2.7 million, respectively.

‘‘Our first half performance was very strong, and although we suffered from North American production cuts in the second half, we delivered strong operational results for the full year,’’ said Jim McElya, chairman and CEO. ‘‘We finished the year with Adjusted EBITDA margin of 11.5 percent, which is a 0.4 percent improvement over the prior year. In the face of this industry environment, we have remained focused on our business and accomplished several key objectives, including the integration of FHS, expansion of our joint venture initiatives in China, refinement of our manufacturing footprint, and the continuation of our Lean initiatives globally. These actions position us for ongoing global growth. We will stay focused on industry trends and manage the business accordingly in order to build our position as a global leader. This will ensure we have the platform necessary to continue deliver value to our customers.’’

Highlights of Year 2006

–	Key Launches: Some of the new products and programs the company launched during the fourth quarter 2006 included:

•	BMW (3 Series)

•	DaimlerChrysler (Dodge Stratus, Jeep Patriot, and Dodge Avenger – NISCO JV)

•	Ford (Ford Mondeo and European Mustang, Land Rover Freelander, Lincoln MKX and Navigator)

•	General Motors (Buick Enclave, Chevrolet Silverado, GMC Sierra, and Saturn Outlook)

•	Mahindra (Scorpio)

•	Nissan (Altima Hybrid)

•	PSA (Peugeot 1007)

•	Renault (Espace, Mégane SW, and Vel Satis)

•	Toyota (Sequoia and Tundra)

–	Incremental New Business Awards: During 2006, the Company was awarded business of $476.8 million in new, replacement, or conquest business. This resulted in annualized net new business of $188.8 million after considering scheduled phase-outs on certain platforms and some cancellations.

–	Awards and Recognitions: In recognition of its excellence in various operational and technological aspects, the Company received the following awards:

•	DaimlerChrysler 2006 Global Supplier Award – One of six recipients in the world

•	GM Supplier of the Year – Winner for the Brake and Fuel Lines category

•	Ford’s Silver World Excellence Award (NISCO)

•	Global Six Sigma Summit Award for ‘‘Best Achievement for Design For Six Sigma’’

•	Toyota ‘‘Cost Excellence Performance Award’’

•	DaimlerChrysler – Chrysler Group Gold Award

•	Nissan’s Quality Master Certificate and Zero Defect Certificate

•	Automotive Components Holdings, LLC – Supplier Advanced Quality Planning Team-Winner’s Circle status

•	Techpoint’s Advanced Manufacturing Mira Award-Finalist

•	Automotive News 2007 PACE Award Honorable Mention for the development of a unique metal-to-plastic fluid connection.

–	Acquisitions and other Strategic Alliances:

•	Completed the acquisition of the automotive fluid handling systems business of ITT Industries, Inc. in February 2006.

•	Entered into a joint venture agreement with Hubei Jingda Precision Steel Tube Industry Co., Ltd. in China in November 2006.

•	Increased ownership position in Cooper-Standard Korea to 100 percent in November 2006.

•	Increased ownership interest in Cooper Saiyang Wuhu Automotive Co., Ltd., a joint venture with Saiyang Sealing in Wuhu, China, from 74.2 percent to 88.7 percent in December 2006.

•	Announced the purchase of Automotive Components Holdings, LLC fuel rail operations in El Jarudo, Mexico (completed in March 2007).

–	Significant Financial Accomplishments:

•	Cash generation from operations of $135.9 million

•	Debt repayments of $62 million ($55 million voluntarily)

•	Maintained double digit EBITDA margins

•	Available liquidity of over $165 million including $110 million committed lines

Comparison of full year 2006 to full year 2005

For the full year 2006, net sales increased 18.4 percent from 2005 primarily due to the acquisition of FHS and favorable foreign exchange rates ($36.5 million), partially offset by lower unit sales volumes and customer price concessions.

Operating profit in 2006 was $12.0 million lower than the operating profit reported in 2005, decreasing from $76.3 million to $64.3 million. The decrease is primarily due to increased restructuring costs ($20.9 million), increased amortization of intangibles ($2.9 million), and an impairment of goodwill and other intangible assets at our NVH business ($13.2 million). Selling, administration, and engineering expenses were higher in 2006 by $30.0 million, primarily due to the inclusion of FHS. For the full year, the Company experienced a net loss of $8.4 million compared with a net income of $8.8 million for 2005.

In spite of the higher cash interest payments the company was successful in generating positive cash flow of $135.9 million from its operating activities. After funding $82.9 million of capital expenditures, free cash flow of $53.0 million made it possible to fund incremental investments in Asia and repay our debt.

EBITDA for the full year was $209.9 million compared to $189.0 million during 2005. For the full year 2006, Adjusted EBITDA was $248.2 million, which was 11.5 percent of sales compared to $203.3 million and 11.1 percent of sales in 2005. The Adjusted EBITDA increase was primarily due to the inclusion of FHS.

Comparison of fourth quarter 2006 to that of 2005

Fourth quarter 2006 sales of $526.0 million was 19.1% higher than the same period in 2005 mainly due to the FHS acquisition and favorable foreign exchange rates. Net income dropped in fourth quarter 2006 to a net loss of $7.0 million compared with net income in the fourth quarter 2005 of $2.7 million. The decrease was primarily due to interest on acquisition-related indebtedness. Fourth quarter 2006 net interest expense was $22.2 million compared to the 2005 net interest expense of $17.2 million. In the fourth quarter of 2006 the company took an impairment charge of $13.2 million related to the NVH business.

Cash generated from operating activities during the fourth quarter of 2006 was $40.9 million and after $27.2 million of capital spending, resulted in free cash flow of $13.7 million.

EBITDA during the fourth quarter of 2006 was $40.0 million compared to $50.7 million during the fourth quarter of 2005. After accounting for the adjustments provided in the following table, Adjusted EBITDA was $63.0 million compared to $54.3 million in the last quarter of 2005.

Adjusted EBITDA Reconciliation

	Three Months Ended December 31,		Year Ended December 31,
	2005	2006	2005	2006
Net income (loss)	$2.7	$(7.0)	$8.8	$(8.4)
Provision for income taxes (benefits)	0.5	(9.9)	2.4	(7.2)
Interest expense	17.2	22.2	66.6	87.1
EBIT	20.4	5.3	77.8	71.5
Depreciation and amortization	30.3	34.7	111.2	138.4
EBITDA	$50.7	$40.0	$189.0	$209.9
Restructuring	2.1	8.8	3.0	23.9
Purchase accounting and integration costs(1)	0.1	0.2	12.0	3.5
Net gain on bond repurchase(2)	—	(4.1)	—	(4.1)
Impairment charges(3)	—	13.2	—	13.2
Other(4)	1.4	4.9	(0.7)	1.8
Adjusted EBITDA	$54.3	$63.0	$203.3	$248.2
Sales	$441.5	$526.0	$1,827.4	$2,164.3
Adjusted EBITDA margin	12.3%	12.0%	11.1%	11.5%

(1)	Purchase accounting adjustments related to inventory and tooling projects, and transition and integration costs related to the 2004 Acquisition and acquisition of FHS.

(2)	Net gain on purchase of $19.5 million face value of Senior Subordinated Notes.

(3)	Impairment charges related to NVH goodwill ($7.5 million) and developed technology ($5.8 million).

(4)	Exclusion of non-cash, non-recurring (gains) and losses as permitted by the credit agreement.

Management uses Adjusted EBITDA as a measure of performance and to demonstrate compliance with debt covenants. Adjusted EBITDA may vary slightly from the amount used in calculating covenant compliance due to the classification of joint venture equity earnings. EBITDA should not be construed as income from operations or net income, as determined by generally accepted accounting principles. Other companies may report EBITDA differently.

Management believes that free cash flow is useful in their analysis of the Company’s ability to service and repay its debt and make further investments in the business. In addition management uses Adjusted EBITDA margin as a measure of its financial performance.

For further detail, refer to the company’s quarterly report on Form 10-K filed with the Securities and Exchange Commission and posted on the company’s website at: www.cooperstandard.com

About Cooper-Standard Automotive

Cooper-Standard Automotive Inc., headquartered in Novi, Mich., specializes in the manufacture and marketing of systems and components for the global automotive industry. Products include body sealing systems, NVH control systems and fluid handling systems. Cooper-Standard Automotive Inc. employs more than 16,000 across 62 facilities in 15 countries. For more information, visit the company’s Web site at: www.cooperstandard.com.

Cooper-Standard is a privately-held portfolio company of The Cypress Group and Goldman Sachs Capital Partners V, L.P.

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: our substantial leverage; limitations on flexibility in operating our business contained in our debt agreements; our dependence on the automotive industry; availability and cost of raw materials; our dependence on certain major customers; competition in our industry; our conducting operations outside the United States; the uncertainty of our ability to achieve expected Lean savings; our exposure to product liability and warranty claims; labor conditions; our vulnerability to rising interest rates; our ability to meet our customers’ needs for new and improved products in a timely manner; our ability to attract and retain key personnel; the possibility that our owners’ interests will conflict with yours; our new status as a stand-alone company; our legal rights to our intellectual property portfolio; our underfunded pension plans; environmental and other regulations; and the possibility that our acquisition strategy will not be successful. There may be other factors that may cause our actual results to differ materially from the forward-looking statement. Accordingly, there can be no assurance that Cooper-Standard Automotive will meet future results, performance or achievements expressed or implied by such forward-looking statement. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which Cooper-Standard Automotive does not intend to update.

Contact for Media:
Barry Von Lanken, Cooper-Standard Automotive, (260) 927-3314, bgvonlanken@cooperstandard.com

Contact for Analysts:
Tim Griffith, Cooper-Standard Automotive, (248) 596-6031, ttgriffith@cooperstandard.com